Exhibit 99

Freestone Resources Announces Recent Major Positive Developments and Agreements

March 7, 2019 08:00 AM Eastern Standard Time

Dallas- (BUSINESS WIRE)-Freestone Resources, Inc. (“Freestone”) (OTCQB:FSNR) is pleased to announce three major agreements that will allow Freestone to improve its operations at their wholly-owned facility – Complete Tire Recovery (“CTR”) – and derive additional revenue from the sale of products produced at the facility. CTR is a full-service tire recycler, licensed transporter and processor of scrapped tires located on 10 acres with over 34,000 sq. ft. under roof in Ennis, Texas.

Michael McGhan, CEO of Freestone said, “After much negotiation, I am pleased to announce that we have worked out a settlement with the note holder of the property in Ennis and all back payments have been made and the note is no longer in default.”

“Furthermore, Freestone has signed a lease agreement with a purchase option with NatGas Leasing LLC to provide a tire shredding machine capable of shredding up to 60 tons of used tires per day which will substantially increase the output of shreds from the plant to be sold from the facility. Freestone has arranged for purchasers of the shreds who will purchase as much of the shreds that Freestone can produce. This arrangement will generate substantial income to Freestone that will allow us to meet our obligations as well as further expand our current operations.”

“Lastly, Freestone executed two working capital notes that will provide $250,000 in working capital to improve its overall operations by upgrading equipment and adding additional personnel to help increase sales. One of the working capital notes, in the amount of $150,000, was provided by Dynamis Energy, LLC, indicating their ongoing commitment to work with Freestone toward a merger, as announced previously. In addition, a major shareholder in Freestone also provided a working capital note of $100,000, indicating ongoing confidence in the ability of Freestone to improve its overall operations and increase shareholder value.”

About Freestone Resources, Inc.:

Freestone Resources is a Dallas, Texas based oil and gas technology development company. The continuing goal of the Company is to develop new technologies that allow for the utilization of our vast resources in an environmentally responsible and cost-effective way. http://www.freestoneresources.com/

About Dynamis Energy, LLC:

Dynamis is an Eagle, Idaho based technology development company focused on waste management and energy production from solid wastes to provide sustainable economic and environmental benefits, while turning such waste into usable products. As such, Dynamis provides technology to recycle municipal and other solid wastes to produce sustainable economic and environmental benefits, in the form of fixed and mobile waste-to-energy plants. Dynamis has a network of agents worldwide to support the sale of its technology and products. Currently Dynamis has projects in various stages of development in Europe, Asia, South America, the Caribbean, and the US. http://www.dynamisenergy.com

SAFE HARBOR STATEMENTS:

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release and other potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contacts

Freestone Resources, Inc.
G. Don Edwards – Shareholder Relations

Ph: 972-875-8427

www.freestoneresourcesinc.com

Dynamis Energy, Inc.

Kevin McNulty
info@dynamisenergy.com
208-938-2680
www.dynamisenergy.com